Exhibit 10.44

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

SUPPLY AGREEMENT

ENTERED AS OF JULY 1, 2011 (THE “EFFECTIVE DATE”).

BETWEEN:	BIOAMBER S.A.S., a French “Société par Actions Simplifiée”, having a corporate office located at 1250, Rene-Levesque West, Suite 4110, Montreal, Quebec, Canada, H3B 4W8;

(hereinafter referred to as “BioAmber”)

AND:	Mitsubishi Chemical Corporation , a Japanese entity duly existing and having its principal place of business located at [***];

(hereinafter referred to as “MCC”)

Whereas, BioAmber is inter alia engaged in the development, production and sales of bio-based succinic acid (the “Product(s)”);

Whereas, pursuant to a Memorandum of Understanding dated as of March 7, 2011 entered into between BioAmber Inc., Mitsui & Co., Ltd. (“Mitsui”) and MCC, BioAmber Inc. has agreed to make its best efforts to conclude this Agreement with MCC, by July 1st, 2011;

Whereas MCC and PTT Public Company Limited (“PTT”), a Thai state-owned SET-listed oil and gas company, have established PTT MCC Biochem Company Limited (“PTT MCC”) as a joint venture in the field of PBS products;

Whereas BioAmber secured a source of bio-based succinic acid in a 2,000MT production plant located in Route de Bazancourt – 51100 REIMS, France (the “Demo Plant”);

Whereas BioAmber and Mitsui have entered into a distribution agreement (the “Mitsui Distribution Agreement”) pursuant to which BioAmber has appointed Mitsui as its exclusive distributor in Asia for Products produced at the Demo Plant;

Whereas BioAmber is going to build a large-scale production plant for the Products located in Sarnia, Canada (the “Commercial Plant”);

Whereas BioAmber is willing to supply Products to MCC according to the terms of this Agreement;

Whereas MCC wishes to source the Products exclusively from BioAmber, subject to the terms of this Agreement;

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Term and Commitments

1.1

This Agreement shall be in force from the Effective Date (as this term is defined in the preamble of this Agreement) and for a period of [***] years thereafter. In the event that MCC transfers its business of PBS products to PTT MCC, then this Agreement shall be assigned from MCC to PTT MCC so that PTT MCC becomes a party to this Agreement having rights and obligations identical to those of MCC under this Agreement, and shall be

* Confidential treatment requested

subsequently terminated with respect to PTT MCC, upon the commencement of commercial operation of PTT MCC’s own manufacturing facilities for PBS products, provided the Supply Agreement attached hereto as Schedule A enters into force concurrently.

1.2	Notwithstanding the preceding, either party shall be entitled to terminate this Agreement prior to its expiry date upon the occurrence of any default or omission of the other party to fulfill any of its material obligations under this Agreement, on the thirtieth calendar day following the sending of a written notice to such defaulting party indicating any such default or omission, unless such defaulting party has remedied said default or omission, within the said 30 days.

1.3	During the term of this Agreement, MCC shall, on its own account and on behalf of its affiliates (as defined in subsection 1.4 below):

i.	cooperate with BioAmber to assess the market potential of the Products;

ii.	update its purchasing forecast every three months; and

iii.	purchase, whether directly or indirectly, the Products exclusively from BioAmber, to meet all the Products requirements of MCC and its affiliates (as defined in subsection 1.5 below), unless BioAmber does not have the capability to fulfill MCC’s volume requirement.

1.4	During the term of this Agreement, BioAmber shall, on its own account and on behalf of its affiliates:

i.	cooperate with MCC to assess the market potential of the Products;

ii.	update its production plan in accordance with the purchase forecast to be provided by MCC; and

iii.	supply, whether directly or indirectly, the Products to meet all requirements of the Products to MCC, in priority to other customers of BioAmber.

1.5	For the purpose of this Agreement, an affiliate of MCC shall mean any corporation, firm, limited liability, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with MCC. For the purpose of this definition, control means ownership, directly or through one or more affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby an ability to appoint fifty percent (50%) or more of the members of or the board of directors or equivalent governing body of a corporation or other entity is owned.

1.6	MCC’s current non-binding purchase requirement of Products for the following years are as follows:

[***]

1.7	MCC shall issue its binding written purchasing orders for any purchase of Product according to this Agreement at least 45 days before the requested delivery date (a “Purchase Order”). Each Purchase Order shall be at least five hundred kilograms (500 kg) of Product.

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1.8	BioAmber shall confirm and approve or refuse to approve each Purchase Order in writing within 10 days of receipt (BioAmber may refuse to approve a Purchase Order only if it does not have the capability to fulfill MCC’s volume requirement, [***]). BioAmber shall deploy commercially reasonable efforts to produce and deliver the ordered Products as per MCC’s Purchase Orders.

1.9	BioAmber shall produce and deliver the Products according to the specifications described in Exhibit A attached hereto, which forms an integral part hereof (the “Product Specifications”). Delivery shall take place through BioAmber’s distributor Mitsui. Such Product Specifications are subject to change from time to time provided both parties agree to the changes in advance, acting reasonably, and the actual Product Specifications will be delivered and remitted to MCC together with each Product delivery, in the form of a certificate of analysis.

1.10	BioAmber shall assist MCC in all its reasonable commercial or technical questions related to the Product. BioAmber shall provide MCC with samples and brochures related to the Product as reasonably requested by MCC.

1.11	During the term of this Agreement and thereafter, MCC shall not resell the Products to any other person, firm or entity, it being understood that internal assignment of Products to an affiliate of MCC (as defined in subsection 1.4 hereof) shall not be deemed to be a resale of Products for the purpose of this Agreement.

1.12	All Parties shall keep adequate records in sufficient detail to allow the other Parties (“Auditing Party”) to audit the compliance of undertakings by each Party (“Audited Party”) hereunder . Auditing Party shall have the right, upon fifteen (15) days prior notice to Audited Party, to audit during regular business hours, those records deemed by the Auditing Party to be reasonably necessary to audit the compliance by Audited Party of its undertakings under this Agreement. During such examination, the Auditing Party has a right to examine any and all relevant documents including without limitation those records required to be maintained pursuant to Section 1.11. If any such audit reveals that Audited Party has not complied with its undertakings provided under this Agreement, then, without limiting any other rights Auditing Party may have, Audited Party shall immediately (i) reimburse Auditing Party’s expenses incurred in conducting the audit, and (ii) pay to Auditing Party an amount equal to the number of kilos by which it failed to meet its obligation under subsection 1.3 iii) or 1.4 iii), as the case may be, multiplied by the then applicable price per kg as per subsection 2.1 hereof.

1.13	Notwithstanding any other provision of this Agreement, MCC acknowledges and accepts that (i) so long as the Mitsui Distribution Agreement is in force, all Products produced at the Demo Plant to be purchased by MCC hereunder shall first be sold by BioAmber to Mitsui, which shall in turn sell such Products to MCC upon the terms and conditions set out in this Agreement and (ii) BioAmber may, in its discretion, appoint a distributor for Products produced at the Commercial Plant and, in such event, all Products produced at the Commercial Plant to be purchased by MCC hereunder shall first be sold by BioAmber to such distributor, which shall in turn sell such Products to MCC upon the terms and conditions set out in this Agreement.

2.	Price, Incoterms (2010), Packaging and Payment Terms

2.1	For the Product produced at the Demo Plant, MCC shall pay BioAmber [***] of Product ordered pursuant to a Purchase Order duly approved by BioAmber.

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For the Product produced at the Commercial Plant, MCC shall pay BioAmber [***] of Product ordered pursuant to a Purchase Order duly approved by BioAmber, it being understood that such price of [***] is based on the fact that the price paid by BioAmber for the corn used as raw material for the manufacture of the Products is of [***], as established by the Chicago Board of Trade (CBOT). Should the price of corn deviate by more than 10% from this basis, the parties will renegotiate in good faith to adjust downwards or upwards the price of the Products. The monthly average price of corn on the CBOT shall be used as the basis for future price adjustments.

In order (i) to maintain its competitive advantage, and (ii) to allow MCC to increase the quantity of Product to be purchased pursuant to this Agreement, BioAmber may, without being obliged to do so, reduce the abovementioned prices as (a) [***], and (b) [***]. Such price adjustments shall be negotiated in good faith between the parties.

[***] MCC shall be free to source from third parties any portion of its needs that cannot be supplied by BioAmber. Neither BioAmber nor Mitsui (as distributor of the Products) will be liable for any portion of MCC’s bio-based succinic acid needs that BioAmber and Mitsui fail to supply.

2.2	Payment shall be made electronically by MCC to BioAmber’s bank account within thirty (30) days after invoice date. MCC agrees to pay a monthly interest charge on overdue amounts for Products purchased hereunder calculated on the basis of an annual rate of interest equal to [***].

2.3	BioAmber shall deliver the Products [***] in [***] big-bags that will be transported and labelled in accordance with international regulations. BioAmber shall deliver the goods with all necessary shipping documents.

2.4	Risk in the Products and title to the Products shall pass from BioAmber to MCC pursuant to the Incoterms mentioned in 2.3 above.

3.	Confidentiality

3.1	In connection with this Agreement, it is acknowledged that either party (a “disclosing party”) may disclose its Confidential Information to the other party (a “receiving party”). For the purposes of this Agreement “Confidential Information” shall mean all information in the broadest sense in whatever form or medium that relates to past, present, or future research, development, manufacture and sale of the products of the disclosing party, and will include, but not be limited to, this Agreement and its terms.

3.2	The receiving party shall maintain the Confidential Information of the disclosing party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

3.3	The confidentiality obligations and use restrictions provided herein will be valid during the term of this Agreement and for an additional [***] years thereafter.

* Confidential treatment requested

3.4	The confidentiality obligations and use restrictions provided herein shall not apply to any Confidential Information which – as the receiving party can prove by written instrument – (i) was in the lawful possession of the receiving party prior to the disclosure thereof by the disclosing party or, (ii) is or becomes generally available to the public through no act or failure to act of the receiving party or, (iii) is given to the receiving party by a third party which is under no direct or indirect confidentiality obligation to the disclosing party or, (iv) is developed independently by employees of the receiving party who had no access to Confidential Information disclosed hereunder.

3.5	BioAmber and MCC agree that no public announcement of this Agreement shall be made by either party without the prior written approval of the other party, unless required by law or the SEC.

3.6	Notwithstanding the preceding, BioAmber shall be free to disclose the terms of this Agreement (explicitly excluding any and all technical and marketing information of MCC) to its shareholders or prospective investors under a relevant confidentiality agreement with such shareholders or prospective investors without prior written approval from MCC.

4.	Representations and Warranties

4.1	MCC and BioAmber warrant that they have the necessary power to conclude this Agreement.

4.2	BioAmber warrants that it has secured the right to use the Demo Plant until December 31, 2014, while it is expected that the manufacture of Products will be made from the Commercial Plant before that date.

4.3	BioAmber warrants that the Products that will be produced from the Commercial Plant will be at least of a quality comparable to the Products produced from the Demo Plant.

4.4	BioAmber warrants that it has the full intellectual property rights to produce and sell the Products to MCC according to the terms hereof.

4.5	BioAmber warrants to MCC that the Products shall, for a period of one (1) year from their respective date of production, correspond with the Product Specifications attached hereto as Exhibit A or then applicable. This warranty does not cover defects resulting from (i) use that is non-compliant with the reasonable, written instructions of BioAmber, (ii) improper use, improper storage or improper handling after the Products have been delivered, or (iii) any modification or transformation of the Products that has not been approved by BioAmber.

4.6	BioAmber shall vest in MCC good and valid title to the Products sold and paid, which shall be free and clear of all liens, security interests, encumbrances, burdens and other claims. No express and no implied warranties whether of merchantability or fitness for any particular use, or otherwise other than those expressly set forth in this Agreement which are made expressly in lieu of all other warranties shall apply to the Products sold to MCC, and no waiver, alteration, or modification of the foregoing conditions shall be valid unless made in writing and signed by BioAmber and MCC.

4.7	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER CAUSED, INCLUDING, BUT NOT LIMITED TO, LOST INCOME OR LOST REVENUE, WHETHER FOR BREACH OF WARRANTY, CONTRACT, TORT NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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4.8	Without prejudice to any other remedies under the applicable laws, if any Products sold under this Agreement are not supplied in compliance with the warranties set out in Section 4 hereof, MCC shall be entitled (i) to require BioAmber to repair the Products or to supply replacement Products in accordance with this Agreement within thirty (30) days; or (ii) at MCC’s sole discretion, to terminate the relevant Purchase Order and require the repayment of the price which has been paid by MCC to BioAmber for the Products in question.

4.9	Notwithstanding the generality of the provisions set out in Section 4.8, BioAmber shall indemnify and hold harmless MCC, its Affiliates, directors, officers, employees and agents from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’s fees) in connection with any suit, demand or action by any third party (“Losses”) arising out of or resulting from (A) any actual breach of its representations, warranties or obligations under this Agreement; (B) any negligence or willful misconduct by BioAmber, except to the extent that any of the foregoing arises out of or results from the actual negligence, willful misconduct or breach of this Agreement by MCC; or (C) any actual infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights by BioAmber in the manufacture of the Products pursuant to this Agreement.

4.10	MCC warrants to BioAmber that (i) MCC specifically assumes the liability and responsibility related to the use of the Products sold pursuant to this Agreement, and (ii) MCC’s importation, packaging, storage, transportation, labelling, marketing, and all other activities related to the Products sold pursuant to this Agreement shall conform in all respects to present and future laws, rulings, rules, standards, and regulations related to the Products by the applicable authorities.

4.11	MCC shall indemnify and hold harmless BioAmber, its Affiliates, directors, officers employees and agents from and against all Losses arising out of or resulting from (A) any breach of its representations, warranties or obligations under this Agreement; (B) any negligence or willful misconduct by MCC, except to the extent that any of the foregoing arises out of or results from the actual negligence, willful misconduct or breach of this Agreement by BioAmber.

4.12

All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification (the “Indemnified Party”): (A) promptly notifying the indemnifying party (the “Indemnifying Party”) of any claim or liability of which the Indemnified Party becomes aware (including a copy of any related complaint, summons, notice or other instrument), provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure; (B) cooperating with the Indemnifying Party in the defense of any such claim or liability (at the Indemnifying Party’s expense), and (C) not compromising or settling any claim or liability without prior written consent of the Indemnifying Party. The liability of an Indemnifying Party under this section 4 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this section 4 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions. If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this section 4 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party

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Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), (a) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (b) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder and which contains no admission of fault or wrongdoing. No Third Party Claim shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) if such settlement or compromise would result in an obligation of the Indemnifying Party to indemnify such Indemnified Party, or would otherwise result in liability of, or have an adverse impact upon, such Indemnifying Party.

5.	General Provisions

5.1	Force majeure. Any failure or omission by a party to timely perform any obligation under this Agreement shall not be deemed a breach of this Agreement to the extent such failure or omission directly results from an event of force majeure. Force majeure is any cause which is not within the reasonable control of the parties, that they could not reasonably have planned for and against which they have not protected themselves. Force majeure includes notably, without limitation, a third party strike, partial or complete interruption of work, lock-out, fire, rebellion, interventions by military or civil authorities, compliance with regulations or rules of any governmental authority, and act of war (declared or not).

5.2	Notice. Any notice, demand, request, or other documents required or permitted to be given shall be given in hand to its recipient or be sent by registered mail, major international delivery service, or by fax (and in which case said notice shall be confirmed by registered mail or major international delivery service the following business day) at the address indicated at the beginning of this Agreement or at any other address which a party may indicate to the other party in accordance with this Agreement. Any such demand, request, or other document shall be deemed to be received by its recipient at the time of its delivery, if delivered in person or the fifth (5th) day following its sending by registered mail, major international delivery service or fax.

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5.3	Severability. Should any provision of this Agreement be deemed contrary to applicable law and/or unenforceable by any court of competent jurisdiction, such provision shall be considered severed from this Agreement but all remaining provisions shall continue in full force.

5.4	Modification of the Agreement. This Agreement may be modified in whole or in part by common agreement between the parties and solely in writing.

5.5	Titles. The titles are used for convenience only and do not affect the significance or the reach of the sections they refer to.

5.6	Non-waiver. Except for the provisions of this Agreement where the exercise of a right is accompanied with a specific delay, the silence of a party, its negligence, or its lateness to exercise a right or recourse which is given to it or opened pursuant to this Agreement shall not be interpreted against such party as a waiver of its rights and recourses.

5.7	Cumulative and non-alternative. Rights mentioned are cumulative and not alternative. The waiver of the exercise of a right shall not be interpreted as a waiver of any other right.

5.8	Independent parties. The parties acknowledge that they are acting as independent contractors and entrepreneurs and that nothing in this Agreement shall be interpreted in such manner as to modify their respective positions. This Agreement does not in effect create a mandatory relation of associate, employee or a legal counsel acting in a dispute or disagreement between MCC and BioAmber.

5.9	Arbitration. Any dispute or controversy which may arise between the parties out of or in connection with or in relation to this Agreement, or for breach thereof, shall, unless settled amicably between the parties without undue delay, be settled by arbitration in New York, NY, in accordance with the rules of the International Chamber of Commerce (ICC). The award thereof shall be final and binding to both parties.

5.10	Governing Law. This Agreement is made in, and shall be governed and controlled in all respects by the laws of the state of New York and all disputes, including interpretation, enforceability, validity, and construction, shall be determined under the laws of the state of New York, without regard to any conflict of law provisions.

5.11	Entire Agreement. This Agreement expresses the complete and final agreement between the parties regarding the matters set forth herein and replaces all prior contracts, agreements, commitments and understandings, oral or written between the parties bearing on the matters set forth herein.

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IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT AT THE PLACE AND AT THE DATE HEREINABOVE FIRST MENTIONED.

BIOAMBER S.A.S.

By:	/s/ Jean-François Huc
Jean-François Huc, President

MITSUBISHI CHEMICAL CORPORATION

By:	/s/ [***]
Signature

[***]
Name and Title

MITSUI & CO., LTD. intervenes to this agreement, hereby acknowledging and accepting the rights and obligations accruing to it pursuant to Section 1.13.

MITSUI & CO., LTD.

By:
Signature

Name and Title

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Exhibit A

Product Specifications

[***]

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